Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-72158) and Form S-8 (Nos. 333-60239, 333-89515 and 333-53106) of Artisan Components, Inc. of our report dated October 15, 2001 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/S/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
December 11, 2001